Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 23, 2020 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income of $30.7 million and diluted earnings per share of $0.39 for its second quarter ended June 30, 2020. Pre-tax pre-provision earnings(1) were $70.4 million, or $0.89 per share(1), in the second quarter ended June 30, 2020.

Net income was $37.8 million and earnings per share were $0.48 for the six months ended June 30, 2020. Pre-tax pre-provision earnings(1) were $138.7 million, or $1.76 per share(1), in the six months ended June 30, 2020.

“During the second quarter Atlantic Union demonstrated resilience, agility and innovation along with its willingness to make the tough decisions required to successfully navigate through the challenges of COVID-19,” said John C. Asbury, President and Chief Executive Officer of Atlantic Union. “We have remained focused on helping our customers and our communities weather the storm as exemplified by our team’s ability to process more than 11,000 loans which provided approximately $1.7 billion to businesses through the Small Business Administration’s Paycheck Protection Program during the second quarter.

“Operating under the mantra of soundness, profitability and growth – in that order of priority – we believe that Atlantic Union continues to be in a strong financial position with ample liquidity and a well-fortified capital base further enhanced by the issuance of preferred stock during the quarter. We also took action to better align our expense run rate to the revenue reality of the much lower for longer than expected interest rate environment. This includes the consolidation of 14 branches, or nearly 10% of our branch network, that is expected to close in September.”

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

During the second quarter of 2020, the Company continued to participate in the SBA PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was intended to provide economic relief to small businesses that have been adversely impacted by the COVID-19 global pandemic (“COVID-19”). The Company processed over 11,000 loans, which totaled $1.7 billion with a recorded investment of $1.6 billion as of June 30, 2020. The loans carry a 1% interest rate and the Company recorded net PPP loan origination fees of approximately $50.2 million which are being amortized over a 24-month period.

Expense Reduction Measures and Balance Sheet Repositioning

During the second quarter of 2020, the Company undertook several actions, including a planned consolidation of 14 branches expected to occur in September, to reduce expenses in light of the current and expected operating environment. These actions resulted in expenses during the second quarter of $1.8 million of severance costs and also $1.6 million related to the real estate write-downs.

In response to the current rate environment, the Company prepaid a Federal Home Loan Bank (“FHLB”) advance, which resulted in a prepayment penalty of approximately $10.3 million, and sold several securities, which resulted in a gain of approximately $10.3 million.

On June 9, 2020, the Company issued and sold 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), par value $10.00 per share of Series A Preferred Stock, with a liquidation preference of $10,000 per share of Series A Preferred Stock. The net proceeds received from the issuance of the Series A Preferred Stock were approximately $166.4 million, after deducting the underwriting discount and other offering expenses payable by the Company.

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

NET INTEREST INCOME

For the second quarter of 2020, net interest income was $137.3 million, an increase from $135.0 million reported in the first quarter of 2020. Net interest income (FTE)(1) was $140.1 million in the second quarter of 2020, an increase of $2.3 million from the first quarter of 2020. The second quarter net interest margin decreased 26 basis points to 3.23% from 3.49% in the previous quarter, while the net interest margin (FTE)(1)  decreased 27 basis points to 3.29% from 3.56% during the same period. The decreases in the net interest margin and net interest margin (FTE) were principally due to a 60 basis point decrease in the yield on earning assets (FTE)(1) offset by a 33 basis point decrease in cost of funds. The decline in the Company’s earning asset yields was driven by the impact of the lower yielding PPP loans originated during the second quarter and the full quarter impact of the lower interest rate environment. The cost of funds decline was driven by lower deposit costs and wholesale borrowing costs driven by lower market interest rates and a favorable funding mix.

The Company’s net interest margin (FTE) includes the impact of acquisition accounting fair value adjustments. During the second quarter of 2020, net accretion related to acquisition accounting decreased $3.1 million from the prior quarter to $6.3 million for the quarter ended June 30, 2020. The first and second quarters of 2020, and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended March 31, 2020	$9,528	$50	$(138)	$9,440
For the quarter ended June 30, 2020	6,443	34	(140)	6,337
For the remaining six months of 2020 (estimated)	5,400	49	(355)	5,094
For the years ending (estimated):
2021	9,405	14	(807)	8,612
2022	7,569	(43)	(829)	6,697
2023	5,415	(32)	(852)	4,531
2024	4,406	(4)	(877)	3,525
2025	3,322	(1)	(900)	2,421
Thereafter	14,931	—	(9,873)	5,058

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

ASSET QUALITY

Overview

During the second quarter of 2020, the Company experienced decreases in nonperforming assets (“NPAs”) primarily due to nonaccrual loan customer payments. Past due loan levels as a percentage of total loans held for investment at June 30, 2020 were down from past due loan levels at March 31, 2020 and June 30, 2019. Net charge-off levels and the provision for loan losses decreased from the first quarter of 2020.

Loan Modifications for Borrowers Affected by COVID-19

On March 22, 2020, the five federal bank regulatory agencies and the Conference of State Bank Supervisors issued joint guidance (subsequently revised on April 7, 2020) with respect to loan modifications for borrowers affected by COVID-19 (the “March 22 Joint Guidance”). The March 22 Joint Guidance encourages banks, savings associations, and credit unions to make loan modifications for borrowers affected by COVID-19 and, importantly, assures those financial institutions that they will not (i) receive supervisory criticism for such prudent loan modifications and (ii) be required by examiners to automatically categorize COVID-19-related loan modifications as TDRs. The federal banking regulators have confirmed with the Financial Accounting Standards Board (or FASB) that short-term loan modifications made on a good faith basis in response to COVID-19 to borrowers who were current (i.e., less than 30 days past due on contractual payments) prior to any loan modification are not TDRs.

In addition, Section 4013 of the CARES Act provides banks, savings associations, and credit unions with the ability to make loan modifications related to COVID-19 without categorizing the loan as a TDR or conducting the analysis to make the determination, which is intended to streamline the loan modification process. Any such suspension is effective for the term of the loan modification; however, the suspension is only permitted for loan modifications made during the effective period of Section 4013 and only for those loans that were not more than thirty days past due as of December 31, 2019.

The Company has made certain loan modifications pursuant to the March 22 Joint Guidance or Section 4013 of the CARES Act and as of June 30, 2020 approximately $1.6 billion remain under their modified terms.

Nonperforming Assets

At June 30, 2020, NPAs totaled $44.0 million, a decrease of $4.4 million from March 31, 2020. NPAs as a percentage of total outstanding loans at June 30, 2020 were 0.31%, a decrease of 7 basis points from 0.38% at March 31, 2020. Excluding the impact of the PPP loans(1), NPAs as a percentage of total outstanding loans were 0.35%, a decrease of 3 basis points from March 31, 2020. The Company’s adoption of current expected credit loss (“CECL”) on January 1, 2020 resulted in a change in the accounting and reporting related to purchased credit impaired (“PCI”) loans, which are now defined as purchased credit deteriorated (“PCD”) and evaluated at the loan level instead of being evaluated in pools under PCI accounting. All prior period nonaccrual and past due loan metrics discussed herein have not been restated for CECL accounting and exclude PCI-related loan balances.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Nonaccrual loans	$39,624	$44,022	$28,232	$30,032	$27,462
Foreclosed properties	4,397	4,444	4,708	6,385	6,506
Total nonperforming assets	$44,021	$48,466	$32,940	$36,417	$33,968

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Beginning Balance	$44,022	$28,232	$30,032	$27,462	$24,841
Net customer payments	(6,524)	(3,451)	(5,741)	(3,612)	(3,108)
Additions	3,206	6,059	5,631	8,327	6,321
Impact of CECL adoption	—	14,381	—	—	—
Charge-offs	(1,088)	(1,199)	(1,690)	(884)	(592)
Loans returning to accruing status	8	—	—	(1,103)	—
Transfers to foreclosed property	—	—	—	(158)	—
Ending Balance	$39,624	$44,022	$28,232	$30,032	$27,462

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Beginning Balance	$4,444	$4,708	$6,385	$6,506	$7,353
Additions of foreclosed property	—	615	62	645	271
Valuation adjustments	—	(44)	(375)	(62)	(433)
Proceeds from sales	(55)	(854)	(1,442)	(737)	(638)
Gains (losses) from sales	8	19	78	33	(47)
Ending Balance	$4,397	$4,444	$4,708	$6,385	$6,506

Past Due Loans

Past due loans still accruing interest totaled $40.5 million or 0.28% of total loans held for investment at June 30, 2020, compared to $75.1 million or 0.59% of total loans held for investment at March 31, 2020, and $43.1 million or 0.35% of total loans held for investment at June 30, 2019. Excluding the impact of the PPP loans(1), past due loans still accruing interest were 0.32% of total loans held for investment at June 30, 2020. Of the total past due loans still accruing interest, $19.3 million or 0.13% of total loans held for investment were loans past due 90 days or more at June 30, 2020, compared to $12.9 million or 0.10% of total loans held for investment at March 31, 2020, and $8.8 million or 0.07% of total loans held for investment at June 30, 2019.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

Net Charge-offs

For the second quarter of 2020, net charge-offs were $3.3 million, or 0.09% of total average loans on an annualized basis, compared to $5.0 million, or 0.16%, for the prior quarter, and $4.3 million, or 0.14%, for the second quarter last year. Excluding the impact of the PPP loans(1), net charge-offs were 0.10% of total average loans on an annualized basis. The majority of net charge-offs in the second quarter of 2020 were related to the third-party consumer loan portfolio.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

Provision for Credit Losses

The provision for credit losses for the second quarter of 2020 was $34.2 million, a decrease of $26.0 million compared to the previous quarter. The provision for credit losses for the second quarter of 2020 consisted of $32.2 million in provision for loan losses and $2.0 million in provision for unfunded commitments.

Allowance for Credit Losses (“ACL”)

At June 30, 2020, the ACL was $181.0 million and included an allowance for loan and lease losses (“ALLL”) of $170.0 million and a reserve for unfunded commitments (“RUC”) of $11.0 million. The ACL increased $30.9 million from March 31, 2020, primarily due to the worsening economic forecast related to COVID-19.

The ALLL increased $28.9 million and the RUC increased $2.0 million from March 31, 2020, due to the worsening economic forecast related to COVID-19. The ALLL as a percentage of the total loan portfolio was 1.19% at June 30, 2020 and 1.10% at March 31, 2020, and the ACL as percentage of total loans was 1.26% at June 30, 2020. When excluding PPP loans(1), which are 100% guaranteed by the SBA, the ALLL as a percentage of adjusted loans increased 24 bps to 1.34% from the prior quarter and the ACL as a percentage of adjusted loans increased 24 bps to 1.42% from the prior quarter. The ratio of the ALLL to nonaccrual loans was 429.0% at June 30, 2020, compared to 320.4% at March 31, 2020.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

NONINTEREST INCOME

Noninterest income increased $7.0 million to $35.9 million for the quarter ended June 30, 2020 from $28.9 million in the prior quarter primarily driven by a $10.3 million gain on sale of investment securities recorded during the quarter and an increase of $1.5 million in loan related interest rate swap income. In addition, mortgage banking income was higher by $3.8 million primarily due to increased mortgage loan refinance volumes due to the current low interest rate environment. Partially offsetting these increases was a decline in service charges on deposit accounts of $2.6 million primarily due to lower NSF and overdraft incident fees, $2.5 million in unrealized losses related to equity method investments due to the current economic environment related to COVID-19, and a decline of $469,000 in fiduciary and asset management fees.

NONINTEREST EXPENSE

Noninterest expense increased $7.2 million to $102.8 million for the quarter ended June 30, 2020 from $95.6 million in the prior quarter primarily driven by the recognition of approximately $10.3 million loss on debt extinguishment resulting from the prepayment of approximately $200.0 million in long-term FHLB advances. The increases were partially offset by a decline in marketing and advertising expense of approximately $696,000 and training and other personnel costs of approximately $695,000. Noninterest expense also included approximately $1.6 million in real estate-related branch closure costs and approximately $1.8 million in severance expenses related to the Company’s expense reduction plans. Also included in noninterest expense are costs related to the Company’s response to COVID-19 of approximately $620,000.

INCOME TAXES

The effective tax rate for the three months ended June 30, 2020 was 15.2% compared to 12.2% for the three months ended March 31, 2020. The increase in the effective tax rate was primarily due to tax benefits related to stock compensation during the first quarter of 2020 in accordance with ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” as well as tax-exempt income being a higher component of pre-tax income in the first quarter of 2020 compared to the second quarter of 2020.

BALANCE SHEET

At June 30, 2020, total assets were $19.8 billion, an increase of $1.9 billion, or approximately 42.9% (annualized), from March 31, 2020, and an increase of $2.6 billion, or approximately 15.1% from June 30, 2019. The increase in assets from the prior quarter was driven by PPP loans while growth from the prior year was primarily a result of both organic and PPP loan growth.

At June 30, 2020, loans held for investment (net of deferred fees and costs) were $14.3 billion, an increase of $1.5 billion, or 48.5% (annualized), from March 31, 2020, while average loans increased $1.4 billion, or 43.6% (annualized), from the prior quarter. Excluding the effects of the PPP(2), loans held for investment (net of deferred fees and costs) declined $58.9 million, or 1.9% (annualized), while average loans increased $89.9 million, or 2.9% (annualized) during this period. Loans held for investment (net of deferred fees and costs) increased $2.1 billion, or 17.1% from June 30, 2019, while quarterly average loans increased $1.9 billion, or 15.5% from the prior year. Excluding the effects of the PPP(2), loans held for investment (net of deferred fees and costs) increased $489.4 million, or 4.0%, while quarterly average loans increased $598.9 million, or 5.0% from the prior year.

At June 30, 2020, total deposits were $15.6 billion, an increase of $2.1 billion, or approximately 60.9% (annualized), from March 31, 2020, while average deposits increased $1.6 billion, or 48.6% (annualized), from the prior quarter. Deposits increased $3.1 billion, or 24.7% from June 30, 2019, while quarterly average deposits increased $2.5 billion, or 20.1% from the prior year. The increase in deposits from the prior quarter was primarily due to the impact of PPP loan related deposits and government stimulus check deposits.

The following table shows the Company’s capital ratios at the quarters ended:

	June 30,	March 31,	June 30,
	2020	2020	2019
Common equity Tier 1 capital ratio (1)	9.81%	9.74%	10.53%
Tier 1 capital ratio (1)	10.95%	9.74%	10.53%
Total capital ratio (1)	13.71%	12.37%	13.00%
Leverage ratio (Tier 1 capital to average assets) (1)	8.82%	8.44%	9.00%
Common equity to total assets	12.41%	13.59%	14.64%
Tangible common equity to tangible assets (2)	7.74%	8.43%	9.28%

(1)	All ratios at June 30, 2020 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(2)	These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

On June 9, 2020, the Company issued and sold 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Company’s 6.875% Series A Preferred Stock, par value $10.00 per share of Series A Preferred Stock, with a liquidation preference of $10,000 per share of Series A Preferred Stock. The net proceeds received from the issuance of the Series A Preferred Stock was approximately $166.4 million, after deducting the underwriting discount and other offering expenses payable by the Company. The Series A Preferred Stock is included in Tier 1 capital.

During the second quarter of 2020, the Company declared and paid cash dividends of $0.25 per common share, consistent with the first quarter of 2020 and an increase of $0.02, or 8.7% compared to the second quarter of 2019. On July 10, 2019, the Company announced that its Board of Directors had authorized a share repurchase program (effective July 8, 2019) to purchase up to $150 million of the Company’s common stock through June 30, 2021 in open market transactions or privately negotiated transactions. On March 20, 2020, the Company suspended its share repurchase program, which had $20 million remaining in the authorization when it was suspended. The Company repurchased an aggregate of approximately 3.7 million shares, at an average price of $35.48 per share, under the authorization prior to the suspension.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

SECOND QUARTER 2020 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call on Thursday, July 23, 2020 at 9:00 a.m. Eastern Daylight Time during which management will review the second quarter 2020 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 6176635. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/7vrpdxva.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results of the quarter ended June 30, 2020, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation, statements made in Mr. Asbury’s quotes, are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to:

●	changes in interest rates;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;
●	the Company’s ability to manage its growth or implement its growth strategy;
●	planned branch consolidations;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
●	real estate values in the Bank’s lending area;
●	an insufficient ACL;
●	changes in accounting principles relating to loan loss recognition (CECL);
●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
●	the Company’s ability to compete in the market for financial services;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, including whether there is a “second wave” as a result of the loosening of governmental restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the CARES Act and other legislative and regulatory reactions to COVID-19;

●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act;
●	the effects of changes in federal, state or local tax laws and regulations;
●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10-Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/20	03/31/20	06/30/19	06/30/20	06/30/19
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$162,867	$171,325	$181,125	$334,193	$346,777
Interest expense	25,562	36,317	42,531	61,880	80,636
Net interest income	137,305	135,008	138,594	272,313	266,141
Provision for credit losses	34,200	60,196	5,300	94,396	9,092
Net interest income after provision for credit losses	103,105	74,812	133,294	177,917	257,049
Noninterest income	35,932	28,907	30,578	64,838	55,515
Noninterest expenses	102,814	95,645	105,608	198,459	212,335
Income before income taxes	36,223	8,074	58,264	44,296	100,229
Income tax expense	5,514	985	9,356	6,498	15,606
Income from continuing operations	30,709	7,089	48,908	37,798	84,623
Discontinued operations, net of tax	—	—	(85)	—	(170)
Net income available to common shareholders	$30,709	$7,089	$48,823	$37,798	$84,453

Interest earned on earning assets (FTE) (1)	$165,672	$174,083	$184,045	$339,755	$352,445
Net interest income (FTE) (1)	140,110	137,766	141,514	277,875	271,809
Total revenue (FTE) (1)	176,042	166,673	172,092	342,713	327,324
Pre-tax pre-provision earnings (8)	70,423	68,270	73,862	138,692	138,064

Key Ratios
Earnings per common share, diluted	$0.39	$0.09	$0.59	$0.48	$1.06
Return on average assets (ROA)	0.64%	0.16%	1.15%	0.41%	1.04%
Return on average equity (ROE)	4.96%	1.15%	7.86%	3.06%	7.16%
Efficiency ratio	59.35%	58.35%	62.43%	58.86%	66.01%
Net interest margin	3.23%	3.49%	3.71%	3.35%	3.71%
Net interest margin (FTE) (1)	3.29%	3.56%	3.78%	3.42%	3.79%
Yields on earning assets (FTE) (1)	3.90%	4.50%	4.92%	4.18%	4.92%
Cost of interest-bearing liabilities	0.84%	1.23%	1.50%	1.03%	1.46%
Cost of deposits	0.53%	0.86%	0.93%	0.68%	0.90%
Cost of funds	0.61%	0.94%	1.14%	0.76%	1.13%

Operating Measures (4)
Net operating earnings	$30,709	$7,089	$57,089	$37,798	$107,607
Net operating earnings available to common shareholders	30,709	7,089	57,089	37,798	107,607
Operating earnings per share, diluted	$0.39	$0.09	$0.70	$0.48	$1.36
Operating ROA	0.64%	0.16%	1.35%	0.41%	1.33%
Operating ROE	4.96%	1.15%	9.20%	3.06%	9.12%
Operating ROTCE (2) (3)	9.46%	2.87%	16.58%	6.13%	16.48%
Operating efficiency ratio (FTE) (1)(7)	56.00%	54.74%	52.46%	55.39%	53.24%

Per Share Data
Earnings per common share, basic	$0.39	$0.09	$0.59	$0.48	$1.06
Earnings per common share, diluted	0.39	0.09	0.59	0.48	1.06
Cash dividends paid per common share	0.25	0.25	0.23	0.50	0.46
Market value per share	23.16	21.90	35.33	23.16	35.33
Book value per common share	31.32	30.99	30.78	31.32	30.78
Tangible book value per common share (2)	18.54	18.15	18.36	18.54	18.36
Price to earnings ratio, diluted	14.77	60.50	14.93	23.99	16.37
Price to book value per common share ratio	0.74	0.71	1.15	0.74	1.15
Price to tangible book value per common share ratio (2)	1.25	1.21	1.92	1.25	1.92
Weighted average common shares outstanding, basic	78,711,765	79,290,352	82,062,585	79,001,058	79,282,830
Weighted average common shares outstanding, diluted	78,722,690	79,317,382	82,125,194	79,020,036	79,344,573
Common shares outstanding at end of period	78,713,056	78,710,448	82,086,736	78,713,056	82,086,736

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/20	03/31/20	06/30/19	06/30/20	06/30/19
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	9.81%	9.74%	10.53%	9.81%	10.53%
Tier 1 capital ratio (5)	10.95%	9.74%	10.53%	10.95%	10.53%
Total capital ratio (5)	13.71%	12.37%	13.00%	13.71%	13.00%
Leverage ratio (Tier 1 capital to average assets) (5)	8.82%	8.44%	9.00%	8.82%	9.00%
Common equity to total assets	12.41%	13.59%	14.64%	12.41%	14.64%
Tangible common equity to tangible assets (2)	7.74%	8.43%	9.28%	7.74%	9.28%

Financial Condition
Assets	$19,752,317	$17,847,376	$17,159,384	$19,752,317	$17,159,384
Loans held for investment	14,308,646	12,768,841	12,220,514	14,308,646	12,220,514
Securities	2,672,557	2,655,306	2,703,856	2,672,557	2,703,856
Earning Assets	17,680,876	15,813,780	15,140,370	17,680,876	15,140,370
Goodwill	935,560	935,560	930,449	935,560	930,449
Amortizable intangibles, net	65,105	69,298	82,976	65,105	82,976
Deposits	15,605,139	13,553,035	12,515,544	15,605,139	12,515,544
Borrowings	1,125,030	1,514,464	1,909,171	1,125,030	1,909,171
Stockholders' equity	2,618,226	2,425,450	2,512,295	2,618,226	2,512,295
Tangible common equity (2)	1,451,197	1,420,592	1,498,870	1,451,197	1,498,870

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,247,939	$1,318,252	$1,267,712	$1,247,939	$1,267,712
Commercial real estate - owner occupied	2,067,087	2,051,904	1,966,776	2,067,087	1,966,776
Commercial real estate - non-owner occupied	3,455,125	3,328,012	3,104,823	3,455,125	3,104,823
Multifamily real estate	717,719	679,390	602,115	717,719	602,115
Commercial & Industrial	3,555,971	2,177,932	2,032,799	3,555,971	2,032,799
Residential 1-4 Family - Commercial	715,384	721,800	723,636	715,384	723,636
Residential 1-4 Family - Consumer	841,051	854,550	928,130	841,051	928,130
Residential 1-4 Family - Revolving	627,765	652,135	660,621	627,765	660,621
Auto	380,053	358,039	311,858	380,053	311,858
Consumer	311,362	352,572	383,653	311,362	383,653
Other Commercial	389,190	274,255	238,391	389,190	238,391
Total loans held for investment	$14,308,646	$12,768,841	$12,220,514	$14,308,646	$12,220,514

Deposits
NOW accounts	$3,618,523	$3,180,913	$2,552,159	$3,618,523	$2,552,159
Money market accounts	4,158,325	3,817,959	3,592,523	4,158,325	3,592,523
Savings accounts	824,164	745,402	749,472	824,164	749,472
Time deposits of $250,000 and over	689,693	696,520	579,786	689,693	579,786
Other time deposits	1,968,474	2,044,668	2,026,708	1,968,474	2,026,708
Time deposits	2,658,167	2,741,188	2,606,494	2,658,167	2,606,494
Total interest-bearing deposits	$11,259,179	$10,485,462	$9,500,648	$11,259,179	$9,500,648
Demand deposits	4,345,960	3,067,573	3,014,896	4,345,960	3,014,896
Total deposits	$15,605,139	$13,553,035	$12,515,544	$15,605,139	$12,515,544

Averages
Assets	$19,157,238	$17,559,921	$16,997,531	$18,358,579	$16,352,222
Loans held for investment	13,957,711	12,593,923	12,084,961	13,275,817	11,608,821
Loans held for sale	56,846	50,721	47,061	53,783	31,119
Securities	2,648,967	2,621,437	2,738,528	2,635,202	2,692,236
Earning assets	17,106,132	15,563,670	15,002,726	16,334,901	14,450,057
Deposits	14,960,386	13,346,857	12,453,702	14,153,621	11,964,536
Time deposits	2,667,268	2,755,500	2,562,498	2,711,384	2,444,513
Interest-bearing deposits	10,941,368	10,421,419	9,555,093	10,681,393	9,285,895
Borrowings	1,344,994	1,442,525	1,847,325	1,395,539	1,819,147
Interest-bearing liabilities	12,286,362	11,863,944	11,402,418	12,076,932	11,105,042
Stockholders' equity	2,489,969	2,485,646	2,490,049	2,487,807	2,379,834
Tangible common equity (2)	1,446,948	1,478,803	1,475,028	1,462,875	1,404,929

		As of & For Three Months Ended			As of & For Six Months Ended
		06/30/20	03/31/20	06/30/19	06/30/20	06/30/19
Asset Quality		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$141,043	$42,294	$40,827	$42,294	$41,045
Add: Day 1 impact from adoption of CECL		—	47,484	—	47,484	—
Add: Recoveries		1,411	2,160	1,670	3,571	3,366
Less: Charge-offs		4,677	7,151	5,934	11,828	11,873
Add: Provision for loan losses		32,200	56,256	5,900	88,456	9,925
Ending balance, ALLL		$169,977	$141,043	$42,463	$169,977	$42,463

Beginning balance, Reserve for unfunded commitment (RUC)		$9,000	$900	$1,700	900	900
Add: Day 1 impact from adoption of CECL		—	4,160	—	4,160	—
Add: Impact of acquisition accounting		—	—	—	—	1,033
Add: Provision for unfunded commitments		2,000	3,940	(600)	5,940	(833)
Ending balance, RUC		$11,000	$9,000	$1,100	11,000	1,100
Total ACL		$180,977	$150,043	$43,563	$180,977	$43,563

ACL / total outstanding loans		1.26%	1.18%	0.36%	1.26%	0.36%
ACL / total adjusted loans(9)		1.42%	1.18%	0.36%	1.42%	0.36%
ALLL / total outstanding loans		1.19%	1.10%	0.35%	1.19%	0.35%
ALLL / total adjusted loans(9)		1.34%	1.10%	0.35%	1.34%	0.35%
Net charge-offs / total average loans		0.09%	0.16%	0.14%	0.13%	0.15%
Net charge-offs / total adjusted average loans(9)		0.10%	0.16%	0.14%	0.14%	0.15%
Provision for loan losses/ total average loans		0.93%	1.80%	0.20%	1.34%	0.17%
Provision for loan losses/ total adjusted average loans(9)		1.02%	1.80%	0.20%	1.48%	0.17%
	`
Nonperforming Assets(6)
Construction and land development		$3,977	$3,234	$5,619	$3,977	$5,619
Commercial real estate - owner occupied		8,924	11,250	4,062	8,924	4,062
Commercial real estate - non-owner occupied		1,877	1,642	1,685	1,877	1,685
Multifamily real estate		33	53	—	33	—
Commercial & Industrial		2,708	3,431	1,183	2,708	1,183
Residential 1-4 Family - Commercial		5,784	7,040	4,135	5,784	4,135
Residential 1-4 Family - Consumer		12,029	13,088	8,677	12,029	8,677
Residential 1-4 Family - Revolving		3,626	3,547	1,432	3,626	1,432
Auto		584	550	449	584	449
Consumer and all other		82	187	220	82	220
Nonaccrual loans		$39,624	$44,022	$27,462	$39,624	$27,462
Foreclosed property		4,397	4,444	6,506	4,397	6,506
Total nonperforming assets (NPAs)		$44,021	$48,466	$33,968	$44,021	$33,968
Construction and land development		$473	$317	$855	$473	$855
Commercial real estate - owner occupied		7,851	1,690	2,540	7,851	2,540
Commercial real estate - non-owner occupied		878	2,037	1,489	878	1,489
Multifamily real estate		366	377	—	366	—
Commercial & Industrial		178	517	295	178	295
Residential 1-4 Family - Commercial		578	777	863	578	863
Residential 1-4 Family - Consumer		5,099	4,407	845	5,099	845
Residential 1-4 Family - Revolving		1,995	2,005	658	1,995	658
Auto		181	127	122	181	122
Consumer and all other		1,656	622	1,161	1,656	1,161
Loans ≥ 90 days and still accruing		$19,255	$12,876	$8,828	$19,255	$8,828
Total NPAs and loans ≥ 90 days		$63,276	$61,342	$42,796	$63,276	$42,796
NPAs / total outstanding loans		0.31%	0.38%	0.28%	0.31%	0.28%
NPAs / total adjusted loans(9)		0.35%	0.38%	0.28%	0.35%	0.28%
NPAs / total assets		0.22%	0.27%	0.20%	0.22%	0.20%
ALLL / nonaccrual loans		428.97%	320.39%	154.62%	428.97%	154.62%
ALLL/ nonperforming assets		386.13%	291.01%	125.01%	386.13%	125.01%
Past Due Detail(6)
Construction and land development		$1,683	$2,786	$2,327	$1,683	$2,327
Commercial real estate - owner occupied		1,679	10,779	1,707	1,679	1,707
Commercial real estate - non-owner occupied		930	2,087	141	930	141
Multifamily real estate		—	623	1,218	—	1,218
Commercial & Industrial		1,602	4,893	3,223	1,602	3,223
Residential 1-4 Family - Commercial		480	4,145	1,622	480	1,622
Residential 1-4 Family - Consumer		1,229	15,667	5,969	1,229	5,969
Residential 1-4 Family - Revolving		1,924	4,308	4,978	1,924	4,978
Auto		1,176	1,967	2,120	1,176	2,120
Consumer and all other		1,300	1,613	2,824	1,300	2,824
Loans 30-59 days past due		$12,003	$48,868	$26,129	$12,003	$26,129

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/20	03/31/20	06/30/19	06/30/20	06/30/19
Past Due Detail cont'd(6)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$294	$316	$318	$294	$318
Commercial real estate - owner occupied	430	1,444	—	430	—
Commercial real estate - non-owner occupied	369	2,765	164	369	164
Multifamily real estate	—	1,994	—	—	—
Commercial & Industrial	296	1,218	1,175	296	1,175
Residential 1-4 Family - Commercial	2,105	1,066	651	2,105	651
Residential 1-4 Family - Consumer	3,817	570	2,801	3,817	2,801
Residential 1-4 Family - Revolving	1,048	1,286	1,336	1,048	1,336
Auto	290	311	299	290	299
Consumer and all other	561	2,362	1,423	561	1,423
Loans 60-89 days past due	$9,210	$13,332	$8,167	$9,210	$8,167

Troubled Debt Restructurings
Performing	$15,303	$14,865	$19,144	$15,303	$19,144
Nonperforming	5,042	5,491	4,536	5,042	4,536
Total troubled debt restructurings	$20,345	$20,356	$23,680	$20,345	$23,680

Alternative Performance Measures (non-GAAP)
Net interest income (FTE)
Net interest income (GAAP)	$137,305	$135,008	$138,594	$272,313	$266,141
FTE adjustment	2,805	2,758	2,920	5,562	5,668
Net interest income (FTE) (non-GAAP) (1)	$140,110	$137,766	$141,514	$277,875	$271,809
Noninterest income (GAAP)	35,932	28,907	30,578	64,838	55,515
Total revenue (FTE) (non-GAAP) (1)	$176,042	$166,673	$172,092	$342,713	$327,324

Average earning assets	$17,106,132	$15,563,670	$15,002,726	$16,334,901	$14,450,057
Net interest margin	3.23%	3.49%	3.71%	3.35%	3.71%
Net interest margin (FTE) (1)	3.29%	3.56%	3.78%	3.42%	3.79%

Tangible Assets
Ending assets (GAAP)	$19,752,317	$17,847,376	$17,159,384	$19,752,317	$17,159,384
Less: Ending goodwill	935,560	935,560	930,449	935,560	930,449
Less: Ending amortizable intangibles	65,105	69,298	82,976	65,105	82,976
Ending tangible assets (non-GAAP)	$18,751,652	$16,842,518	$16,145,959	$18,751,652	$16,145,959

Tangible Common Equity (2)
Ending equity (GAAP)	$2,618,226	$2,425,450	$2,512,295	$2,618,226	$2,512,295
Less: Ending goodwill	935,560	935,560	930,449	935,560	930,449
Less: Ending amortizable intangibles	65,105	69,298	82,976	65,105	82,976
Less: Perpetual preferred stock	166,364	—	—	166,364	—
Ending tangible common equity (non-GAAP)	$1,451,197	$1,420,592	$1,498,870	$1,451,197	$1,498,870

Average equity (GAAP)	$2,489,969	$2,485,646	$2,490,049	$2,487,807	$2,379,834
Less: Average goodwill	935,560	935,560	929,455	935,560	894,252
Less: Average amortizable intangibles	67,136	71,283	85,566	69,210	80,653
Less: Average perpetual preferred stock	40,325	—	—	20,162	—
Average tangible common equity (non-GAAP)	$1,446,948	$1,478,803	$1,475,028	$1,462,875	$1,404,929

Operating Measures (4)
Net income (GAAP)	$30,709	$7,089	$48,823	$37,798	$84,453
Plus: Merger and rebranding-related costs, net of tax	—	—	8,266	—	23,154
Net operating earnings (non-GAAP)	30,709	7,089	57,089	37,798	107,607
Less: Dividends on preferred stock	—	—	—	—	—
Net operating earnings available to common shareholders (non-GAAP)	$30,709	$7,089	$57,089	$37,798	$107,607

Noninterest expense (GAAP)	$102,814	$95,645	$105,608	$198,459	$212,335
Less: Merger Related Costs	—	—	6,371	—	24,493
Less: Rebranding Costs	—	—	4,012	—	4,420
Less: Amortization of intangible assets	4,223	4,401	4,937	8,624	9,154
Operating noninterest expense (non-GAAP)	$98,591	$91,244	$90,288	$189,835	$174,268

Net interest income (FTE) (non-GAAP) (1)	$140,110	$137,766	$141,514	$277,875	$271,809
Noninterest income (GAAP)	35,932	28,907	30,578	64,838	55,515
Total revenue (FTE) (non-GAAP) (1)	$176,042	$166,673	$172,092	$342,713	$327,324

Efficiency ratio	59.35%	58.35%	62.43%	58.86%	66.01%
Operating efficiency ratio (FTE)(7)	56.00%	54.74%	52.46%	55.39%	53.24%

	As of & For Three Months Ended			As of & For Six Months Ended
	06/30/20	03/31/20	06/30/19	06/30/20	06/30/19
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating ROTCE (2)(3)
Net operating earnings available to common shareholders (non-GAAP)	$30,709	$7,089	$57,089	$37,798	$107,607
Plus: Amortization of intangibles, tax effected	3,336	3,477	3,900	6,813	7,232
Net operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$34,045	$10,566	$60,989	$44,611	$114,839

Average tangible common equity (non-GAAP)	$1,446,948	$1,478,803	$1,475,028	$1,462,875	$1,404,929
Operating return on average tangible common equity (non-GAAP)	9.46%	2.87%	16.58%	6.13%	16.48%

Pre-tax pre-provision earnings (8)
Net income (GAAP)	$30,709	$7,089	$48,823	$37,798	$84,453
Plus: Provision for credit losses	34,200	60,196	5,300	94,396	9,092
Plus: Income tax expense	5,514	985	9,356	6,498	15,606
Plus: Merger and rebranding-related costs	—	—	10,383	—	28,913
Pre-tax pre-provision earnings (non-GAAP)	$70,423	$68,270	$73,862	$138,692	$138,064

Paycheck Protection Program adjustment impact (9)
Loans held for investment (net of deferred fees and costs)(GAAP)	$14,308,646	$12,768,841	$12,220,514	$14,308,646	$12,220,514
Less: PPP adjustments	1,598,718	—	—	1,598,718	—
Loans held for investment (net of deferred fees and costs),net adjustments, excluding PPP (non-GAAP)	$12,709,928	$12,768,841	$12,220,514	$12,709,928	$12,220,514

Average loans held for investment (GAAP)	$13,957,711	$12,593,923	$12,084,961	$13,275,817	$11,608,821
Less: Average PPP adjustments	1,273,883	—	—	1,273,883	—
Average loans held for investment, net adjustments, excluding PPP (non-GAAP)	$12,683,828	$12,593,923	$12,084,961	$12,001,934	$11,608,821

Mortgage Origination Volume
Refinance Volume	$163,737	$68,382	$27,870	$232,120	$39,839
Construction Volume	12,966	7,837	360	20,802	360
Purchase Volume	83,248	64,492	84,225	147,740	116,332
Total Mortgage loan originations	$259,951	$140,711	$112,455	$400,662	$156,531
% of originations that are refinances	63.0%	48.6%	24.8%	57.9%	25.5%

Wealth
Assets under management ("AUM")	$5,271,288	$4,783,228	$5,332,203	$5,271,288	$5,332,203

Other Data
End of period full-time employees	1,973	2,011	1,931	1,973	1,931
Number of full-service branches	149	149	153	149	153
Number of full automatic transaction machines ("ATMs")	169	169	197	169	197

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total revenue (FTE), which are used in computing net interest margin (FTE) and operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)	These are non-GAAP financial measures. Operating measures exclude merger and rebranding-related costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude certain costs resulting from acquisition activity and allow investors to more clearly see the combined economic results of the organization’s operations.
(5)	All ratios at June 30, 2020 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	Amounts are not directly comparable due to the Company’s adoption of CECL on January 1, 2020. Prior to January 1, 2020, nonaccrual and past due loan information excluded PCI-related loan balances. These balances also reflect the impact of the CARES Act and the joint supervisory guidance issued by five federal bank regulatory agencies and the Conference of State Bank Supervisors (updated April 7th) which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The operating efficiency ratio (FTE) excludes the amortization of intangible assets and merger-related costs. This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this measure is useful to investors as it excludes certain costs resulting from acquisition activity allowing for greater comparability with others in the industry and allowing investors to more clearly see the combined economic results of the organization’s operations.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the recently adopted CECL methodology, merger and rebranding-related costs unrelated to the Company’s normal operations, and income tax expense. The Company believes this measure is useful to investors as it excludes certain costs resulting from acquisition activity as well as the potentially volatile provision measure, and allows for greater comparability with others in the industry and for investors to more clearly see the combined economic results of the organization’s operations.

(9)	These are non-GAAP financial measures. Paycheck Protection Program adjustment impact excludes the SBA guaranteed loans funded during the first half of 2020. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	June 30,	March 31,	December 31,	June 30,
	2020	2020	2019	2019
ASSETS	(unaudited)	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$202,947	$197,521	$163,050	$171,441
Interest-bearing deposits in other banks	636,211	292,154	234,810	146,514
Federal funds sold	2,862	15,284	38,172	2,523
Total cash and cash equivalents	842,020	504,959	436,032	320,478
Securities available for sale, at fair value	2,019,164	1,972,903	1,945,445	1,999,494
Securities held to maturity, at carrying value	547,561	552,176	555,144	558,503
Restricted stock, at cost	105,832	130,227	130,848	145,859
Loans held for sale, at fair value	55,067	76,690	55,405	62,908
Loans held for investment, net of deferred fees and costs	14,308,646	12,768,841	12,610,936	12,220,514
Less allowance for loan and lease losses	169,977	141,043	42,294	42,463
Total loans held for investment, net	14,138,669	12,627,798	12,568,642	12,178,051
Premises and equipment, net	164,321	161,139	161,073	168,514
Goodwill	935,560	935,560	935,560	930,449
Amortizable intangibles, net	65,105	69,298	73,669	82,976
Bank owned life insurance	327,075	324,980	322,917	318,734
Other assets	551,943	491,646	378,255	393,418
Total assets	$19,752,317	$17,847,376	$17,562,990	$17,159,384
LIABILITIES
Noninterest-bearing demand deposits	$4,345,960	$3,067,573	$2,970,139	$3,014,896
Interest-bearing deposits	11,259,179	10,485,462	10,334,842	9,500,648
Total deposits	15,605,139	13,553,035	13,304,981	12,515,544
Securities sold under agreements to repurchase	77,216	56,781	66,053	70,870
Other short-term borrowings	—	380,000	370,200	618,050
Long-term borrowings	1,047,814	1,077,683	1,077,495	1,220,251
Other liabilities	403,922	354,427	231,159	222,374
Total liabilities	17,134,091	15,421,926	15,049,888	14,647,089
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	—	—	—
Common stock, $1.33 par value	104,126	104,086	105,827	108,560
Additional paid-in capital	1,911,985	1,743,429	1,790,305	1,862,716
Retained earnings	540,638	529,606	581,395	512,952
Accumulated other comprehensive income (loss)	61,304	48,329	35,575	28,067
Total stockholders' equity	2,618,226	2,425,450	2,513,102	2,512,295
Total liabilities and stockholders' equity	$19,752,317	$17,847,376	$17,562,990	$17,159,384
Common shares outstanding	78,713,056	78,710,448	80,001,185	82,086,736
Common shares authorized	200,000,000	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	-	-	-
Preferred shares authorized	500,000	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$143,234	$151,127	$158,838	$294,361	$302,952
Interest on deposits in other banks	155	862	544	1,017	1,017
Interest and dividends on securities:
Taxable	11,267	11,627	13,353	22,895	26,434
Nontaxable	8,211	7,709	8,390	15,920	16,374
Total interest and dividend income	162,867	171,325	181,125	334,193	346,777
Interest expense:
Interest on deposits	19,861	28,513	28,809	48,375	53,239
Interest on short-term borrowings	186	1,340	5,563	1,526	12,114
Interest on long-term borrowings	5,515	6,464	8,159	11,979	15,283
Total interest expense	25,562	36,317	42,531	61,880	80,636
Net interest income	137,305	135,008	138,594	272,313	266,141
Provision for credit losses	34,200	60,196	5,300	94,396	9,092
Net interest income after provision for credit losses	103,105	74,812	133,294	177,917	257,049
Noninterest income:
Service charges on deposit accounts	4,930	7,578	7,499	12,508	14,656
Other service charges, commissions and fees	1,354	1,624	1,702	2,978	3,367
Interchange fees	1,697	1,625	5,612	3,321	10,656
Fiduciary and asset management fees	5,515	5,984	5,698	11,499	10,752
Mortgage banking income	5,826	2,022	2,785	7,847	4,240
Gains (losses) on securities transactions	10,339	1,936	51	12,275	202
Bank owned life insurance income	2,027	2,049	2,075	4,076	4,129
Loan-related interest rate swap fees	5,484	3,948	3,716	9,432	5,176
Other operating income	(1,240)	2,141	1,440	902	2,337
Total noninterest income	35,932	28,907	30,578	64,838	55,515
Noninterest expenses:
Salaries and benefits	49,896	50,117	50,390	100,013	98,398
Occupancy expenses	7,224	7,133	7,534	14,357	14,935
Furniture and equipment expenses	3,406	3,741	3,542	7,147	6,938
Printing, postage, and supplies	999	1,290	1,252	2,289	2,494
Technology and data processing	6,454	6,169	5,739	12,623	11,415
Professional services	2,989	3,307	2,630	6,297	5,587
Marketing and advertising expense	2,043	2,739	2,908	4,782	5,291
FDIC assessment premiums and other insurance	2,907	2,861	2,601	5,768	5,239
Other taxes	4,120	4,120	4,044	8,240	7,808
Loan-related expenses	2,501	2,697	2,396	5,198	4,685
OREO and credit-related expenses	411	688	1,473	1,099	2,157
Amortization of intangible assets	4,223	4,401	4,937	8,624	9,154
Training and other personnel costs	876	1,571	1,477	2,446	2,621
Merger-related costs	—	—	6,371	—	24,493
Rebranding expense	—	—	4,012	—	4,420
Loss on debt extinguishment	10,306	—	—	10,306	—
Other expenses	4,459	4,811	4,302	9,270	6,700
Total noninterest expenses	102,814	95,645	105,608	198,459	212,335
Income from continuing operations before income taxes	36,223	8,074	58,264	44,296	100,229
Income tax expense	5,514	985	9,356	6,498	15,606
Income from continuing operations	$30,709	$7,089	$48,908	$37,798	$84,623
Discontinued operations:
Income (loss) from operations of discontinued mortgage segment	$—	$—	$(114)	$—	$(229)
Income tax expense (benefit)	—	—	(29)	—	(59)
Income (loss) on discontinued operations	—	—	(85)	—	(170)
Net income available to common shareholders	$30,709	$7,089	$48,823	$37,798	$84,453

Basic earnings per common share	$0.39	$0.09	$0.59	$0.48	$1.06
Diluted earnings per common share	$0.39	$0.09	$0.59	$0.48	$1.06

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	June 30, 2020			March 31, 2020
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)

	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$1,626,426	$11,267	2.79%	$1,664,449	$11,627	2.81%
Tax-exempt	1,022,541	10,394	4.09%	956,988	9,759	4.10%
Total securities	2,648,967	21,661	3.29%	2,621,437	21,386	3.28%
Loans, net (3) (4)	13,957,711	143,339	4.13%	12,593,923	151,313	4.83%
Other earning assets	499,454	672	0.54%	348,310	1,384	1.60%
Total earning assets	17,106,132	$165,672	3.90%	15,563,670	$174,083	4.50%
Allowance for credit losses	(150,868)			(90,141)
Total non-earning assets	2,201,974			2,086,392
Total assets	$19,157,238			$17,559,921

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$7,474,210	$7,303	0.39%	$6,933,345	$14,521	0.84%
Regular savings	799,890	123	0.06%	732,574	157	0.09%
Time deposits (5)	2,667,268	12,435	1.88%	2,755,500	13,835	2.02%
Total interest-bearing deposits	10,941,368	19,861	0.73%	10,421,419	28,513	1.10%
Other borrowings (6)	1,344,994	5,701	1.70%	1,442,525	7,804	2.18%
Total interest-bearing liabilities	12,286,362	$25,562	0.84%	11,863,944	$36,317	1.23%

Noninterest-bearing liabilities:
Demand deposits	4,019,018			2,925,438
Other liabilities	361,889			284,893
Total liabilities	16,667,269			15,074,275
Stockholders' equity	2,489,969			2,485,646
Total liabilities and stockholders' equity	$19,157,238			$17,559,921
Net interest income		$140,110			$137,766

Interest rate spread			3.06%			3.27%
Cost of funds			0.61%			0.94%
Net interest margin			3.29%			3.56%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $6.4 million and $9.5 million for the three months ended June 30, 2020 and March 31, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $34,000 and $50,000 for the three months ended June 30, 2020 and March 31, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $140,000 and $138,000 for the three months ended June 30, 2020 and March 31, 2020, in amortization of the fair market value adjustments related to acquisitions.